Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS SECOND QUARTER RESULTS;

CONFIRMS ANNUAL EARNINGS GUIDANCE RANGE, EXCLUDING CEO TRANSITION COSTS

Q2 2026 Highlights:

•
Net sales increased 2% to $1.8 billion, reflecting a resilient maintenance business and continued building materials improvement
•
Operating income decreased 2% to $267.7 million; excluding CEO transition costs, operating income increased 1% to $275.9 million
•
Diluted EPS in line with Q2 2025 at $5.17; adjusted diluted EPS increased 4% to $5.38
•
Provides US GAAP annual earnings guidance range of $10.66 to $10.96 per diluted share, which includes $0.02 of year-to-date ASU 2016-09 tax benefits and $0.21 of CEO transition costs; excluding CEO transition costs, confirms prior annual earnings guidance range of $10.87 to $11.17 per diluted share

______________________

COVINGTON, LA. (July 23, 2026) – Pool Corporation (Nasdaq: POOL) today reported results for the second quarter of 2026.

“Our second quarter net sales grew 2% over prior year, reflecting steady maintenance demand from our installed base, continued momentum in building materials in a muted discretionary market, and the disciplined execution of our team across our 455 sales centers worldwide. We managed our inventory well, reflecting seasonal declines, as we moved through the peak season. We are focused on four priorities: sales excellence, pricing and supply chain discipline, operational execution, and disciplined M&A, each intended to serve our customers better and grow the business. Since stepping into this role, my conversations with our team, our customers and our suppliers have reinforced my confidence in the strength of our business and the opportunities ahead,” said John Watwood, president and CEO.

Second quarter ended June 30, 2026 compared to the second quarter ended June 30, 2025

Net sales increased 2% to $1.8 billion in the second quarter of 2026. The increase reflected benefits from inflation, steady maintenance activity and improved sales of building materials amid a muted discretionary spending environment.

Gross profit increased 1% to $540.8 million. Gross margin decreased 30 basis points to 29.7% from 30.0% in the same period of 2025, primarily due to elevated inbound freight costs and changes in customer mix. These headwinds were partially offset by benefits from supply chain initiatives.

Selling and administrative expenses (operating expenses) increased 4% to $273.1 million from $262.5 million in the same period in 2025, primarily driven by $8.3 million of CEO transition costs. CEO transition costs comprise $6.3 million of non-cash share-based compensation expense for awards previously granted but not fully amortized and $2.0 million of cash transition costs. Adjusting for the impact of CEO transition costs, operating expenses increased 1% to $264.8 million.

Operating income decreased 2% to $267.7 million compared to $272.7 million in the same period last year. Adjusted operating income increased 1% to $275.9 million.

Net income decreased 3% to $188.1 million from $194.3 million in the second quarter of 2025. Adjusted net income increased 1% to $195.7 million compared to $194.2 million in the three months ended June 30, 2025.

Earnings per diluted share was $5.17 in both periods. Adjusted earnings per diluted share increased 4% to $5.38 compared to $5.17 in 2025.

Six months ended June 30, 2026 compared to the six months ended June 30, 2025

Net sales increased 4% to $3.0 billion from $2.9 billion in the six months ended June 30, 2025. Gross margin declined 30 basis points to 29.4% from 29.7% in the same period last year.

Operating expenses increased 5% to $520.3 million compared to $497.3 million for the same period in 2025. Adjusted operating expenses increased 3% to $512.1 million.

Operating income was $350.3 million compared to $350.2 million in the same period last year. Adjusted operating income increased 2% to $358.6 million.

Net income decreased 3% to $241.3 million compared to $247.8 million in the six months ended June 30, 2025. We recorded a $0.7 million, or $0.02 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting in 2026 compared to a $3.9 million, or $0.10 per diluted share, tax benefit in the same period of 2025. Adjusted net income increased by 2% to $248.1 million compared to $243.9 million in the six months ended June 30, 2025.

Earnings per diluted share increased 1% to $6.61 compared to $6.57 in the same period of 2025. Adjusted earnings per diluted share increased 5% to $6.80 from $6.47 in the first six months of 2025.

Balance Sheet and Liquidity

Inventory increased 4% to $1.4 billion at June 30, 2026 compared to $1.3 billion at June 30, 2025. The 4% year-over-year increase in inventory is down from the 14% increase reported in the first quarter of 2026, as we sell through our peak-season stocking levels. Our inventory levels reflect the impact of inflation and the addition of new and acquired sales centers over the past twelve months. Total debt outstanding increased $110.8 million to $1.3 billion at June 30, 2026, primarily to fund $266.7 million of open market share repurchases in the past twelve months.

Net cash used in operations was $0.7 million in the first half of 2026 compared to $1.5 million in the first half of 2025.

Outlook

“We remain confident that we will achieve 2026 diluted EPS in the range of $10.66 to $10.96, or $10.87 to $11.17 excluding the impact of CEO transition costs and including the impact of ASU 2016-09 year-to-date tax benefits. Our industry-leading distribution network, deep supplier relationships and digital capabilities continue to differentiate us in the market and position us well for the balance of the year. Our exceptional team is pursuing focused actions to build upon our competitive advantages and strengthen our execution to deliver long-term value for our shareholders,” said Watwood.

The table below further illustrates our current guidance:

(Unaudited)	2026 Guidance Range
	Floor	Ceiling
Diluted EPS (1)	$10.66	$10.96
After-tax CEO transition costs	0.21	0.21
Adjusted diluted EPS (1)	$10.87	$11.17

(1)
Includes $0.02 of year-to-date ASU 2016-09 tax benefits.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of June 30, 2026, POOLCORP operated 455 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” “outlook,” and other words and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com

POOL CORPORATION

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$1,822,938	$1,784,530	$2,960,952	$2,856,056
Cost of sales	1,282,176	1,249,369	2,090,319	2,008,526
Gross profit	540,762	535,161	870,633	847,530
Percent	29.7%	30.0%	29.4%	29.7%

Selling and administrative expenses	273,083	262,491	520,343	497,323
Operating income	267,679	272,670	350,290	350,207
Percent	14.7%	15.3%	11.8%	12.3%

Interest and other non-operating expenses, net	14,273	12,219	26,639	23,381
Income before income taxes and equity in earnings (loss)	253,406	260,451	323,651	326,826
Provision for income taxes	65,345	66,180	82,325	79,064
Equity in earnings (loss) of unconsolidated investments, net	28	(13)	(7)	41
Net income	$188,089	$194,258	$241,319	$247,803

Earnings per share attributable to common stockholders: (1)
Basic	$5.18	$5.19	$6.62	$6.60
Diluted	$5.17	$5.17	$6.61	$6.57
Weighted average common shares outstanding:
Basic	36,085	37,271	36,223	37,365
Diluted	36,132	37,407	36,280	37,520

Cash dividends declared per common share	$1.30	$1.25	$2.55	$2.45

(1)
Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $187.0 million and $193.3 million for the three months ended June 30, 2026 and June 30, 2025, respectively, and $240.0 million and $246.6 million for the six months ended June 30, 2026 and June 30, 2025, respectively. Participating securities excluded from weighted average common shares outstanding were 215,000 and 186,000 for the three months ended June 30, 2026 and June 30, 2025, respectively, and 200,000 and 185,000 for the six months ended June 30, 2026 and June 30, 2025, respectively.

POOL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	June 30,	Change
	2026	2025	$	%

Assets
Current assets:
Cash and cash equivalents	$28,762	$83,669	$(54,907)	(66)%
Receivables, net (1)	190,947	172,028	18,919	11
Receivables pledged under receivables facility	446,914	404,776	42,138	10
Product inventories, net (2)	1,378,695	1,330,221	48,474	4
Prepaid expenses and other current assets	48,801	42,281	6,520	15
Total current assets	2,094,119	2,032,975	61,144	3

Property and equipment, net	276,897	258,188	18,709	7
Goodwill	706,721	700,476	6,245	1
Other intangible assets, net	279,890	286,810	(6,920)	(2)
Equity interest investments	1,567	1,494	73	5
Operating lease assets	345,894	315,434	30,460	10
Other assets	55,386	76,579	(21,193)	(28)
Total assets	$3,760,474	$3,671,956	$88,518	2%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$474,481	$529,316	$(54,835)	(10)
Accrued expenses and other current liabilities	185,505	160,833	24,672	15
Short-term borrowings and current portion of long-term debt	13,443	17,386	(3,943)	(23)
Current operating lease liabilities	110,596	100,439	10,157	10
Total current liabilities	784,025	807,974	(23,949)	(3)

Deferred income taxes	94,644	79,138	15,506	20
Long-term debt, net	1,327,273	1,212,533	114,740	9
Other long-term liabilities	50,680	50,177	503	1
Non-current operating lease liabilities	243,854	223,016	20,838	9
Total liabilities	2,500,476	2,372,838	127,638	5
Total stockholders’ equity	1,259,998	1,299,118	(39,120)	(3)
Total liabilities and stockholders’ equity	$3,760,474	$3,671,956	$88,518	2%

(1)
The allowance for doubtful accounts was $8.5 million at June 30, 2026 and $8.3 million at June 30, 2025.
(2)
The inventory reserve was $24.1 million at June 30, 2026 and $27.7 million at June 30, 2025.

POOL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2026	2025	Change
Operating activities
Net income	$241,319	$247,803	$(6,484)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	22,654	19,804	2,850
Amortization	4,543	4,312	231
Share-based compensation	17,475	12,950	4,525
Equity in loss (earnings) of unconsolidated investments, net	7	(41)	48
Other	732	(942)	1,674
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(292,227)	(254,322)	(37,905)
Product inventories	72,454	(29,375)	101,829
Prepaid expenses and other assets	25,560	53,440	(27,880)
Accounts payable	(170,516)	315	(170,831)
Accrued expenses and other liabilities	77,251	(55,488)	132,739
Net cash used in operating activities	(748)	(1,544)	796

Investing activities
Purchases of property and equipment, net of sale proceeds	(36,569)	(27,390)	(9,179)
Other investments, net	554	(1,073)	1,627
Net cash used in investing activities	(36,015)	(28,463)	(7,552)

Financing activities
Proceeds from revolving line of credit	1,023,500	1,117,100	(93,600)
Payments on revolving line of credit	(1,024,200)	(956,900)	(67,300)
Payments on term loan under credit facility	—	(12,500)	12,500
Proceeds from asset-backed financing	308,900	323,200	(14,300)
Payments on asset-backed financing	(167,900)	(177,200)	9,300
Payments on term facility	—	(19,937)	19,937
Proceeds from short-term borrowings and current portion of long-term debt	6,577	17,112	(10,535)
Payments on short-term borrowings and current portion of long-term debt	(6,163)	(11,699)	5,536
Payments of excise tax on repurchases of common stock	(2,974)	—	(2,974)
Proceeds from stock issued under share-based compensation plans	3,874	6,780	(2,906)
Payments of cash dividends	(93,004)	(92,163)	(841)
Repurchases of common stock	(86,428)	(160,648)	74,220
Net cash (used in) provided by financing activities	(37,818)	33,145	(70,963)
Effect of exchange rate changes on cash and cash equivalents	(1,620)	2,669	(4,289)
Change in cash and cash equivalents	(76,201)	5,807	(82,008)
Cash and cash equivalents at beginning of period	104,963	77,862	27,101
Cash and cash equivalents at end of period	$28,762	$83,669	$(54,907)

ADDENDUM

Base Business

When calculating our base business results, we exclude for a period of 15 months sales centers that are acquired, opened in new markets or closed. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statement data within this press release as our base business results for the three and six months ended June 30, 2026 closely approximated our consolidated results. Excluded sales centers contributed less than 1% to the change in our reported net sales.

The table below summarizes the changes in our sales centers during the first half of 2026.

December 31, 2025	456
Acquired locations	-
New location	1
Consolidated locations	(2)
June 30, 2026	455

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, provision for income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments, equity in earnings or loss of unconsolidated investments, and other items that management believes are not indicative of ongoing operating performance. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

From time to time, we use Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2026	2025	2026	2025
Net income	$188,089	$194,258	$241,319	$247,803
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	13,931	12,803	26,430	24,009
Provision for income taxes	65,345	66,180	82,325	79,064
Share-based compensation (2)	12,003	6,895	17,475	12,950
Equity in (earnings) loss of unconsolidated investments, net	(28)	13	7	(41)
Depreciation	11,385	9,964	22,654	19,804
Amortization (3)	1,990	1,963	3,993	3,925
CEO cash transition costs (2)	1,962	—	1,962	—
Adjusted EBITDA	$294,677	$292,076	$396,165	$387,514

(1)
Excludes loss (gain) on foreign currency transactions of $342 and ($584) for the three months ended June 30, 2026 and June 30, 2025, respectively, and $209 and ($628) for the six months ended June 30, 2026 and June 30, 2025, respectively.
(2)
CEO transition costs comprise $6.3 million included within share-based compensation for awards previously granted but not fully amortized and $2.0 million of cash transition costs for a total of $8.3 million included in Selling and administrative expenses on the Consolidated Statements of Income for the three and six months ended June 30, 2026.
(3)
Excludes amortization of deferred financing costs of $275 and $202 for the three months ended June 30, 2026 and June 30, 2025, respectively, and $550 and $387 for the six months ended June 30, 2026 and June 30, 2025, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Income Statement Information

We have included adjusted operating expenses, adjusted operating income, adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures because we believe these measures are useful to management, investors and others in assessing our period-over-period operating performance. We believe these measures should be considered in addition to, not as a substitute for, operating expenses, operating income, net income and diluted EPS presented in accordance with GAAP and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of operating expenses to adjusted operating expenses.

(Unaudited)	Three Months Ended	Six Months Ended
(In thousands)	June 30,	June 30,
	2026	2026
Operating expenses	$273,083	$520,343
CEO transition costs	(8,262)	(8,262)
Adjusted operating expenses	$264,821	$512,081

The table below presents a reconciliation of operating income to adjusted operating income.

(Unaudited)	Three Months Ended	Six Months Ended
(In thousands)	June 30,	June 30,
	2026	2026
Operating income	$267,679	$350,290
CEO transition costs	8,262	8,262
Adjusted operating income	$275,941	$358,552

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2026	2025	2026	2025
Net income	$188,089	$194,258	$241,319	$247,803
CEO transition costs	8,262	—	8,262	—
Tax impact	(738)	—	(738)	—
ASU 2016-09 tax deficiency (benefit)	60	(39)	(720)	(3,884)
Adjusted net income	$195,673	$194,219	$248,123	$243,919

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Diluted EPS	$5.17	$5.17	$6.61	$6.57
After-tax CEO transition costs	0.21	—	0.21	—
ASU 2016-09 tax benefit	—	—	(0.02)	(0.10)
Adjusted diluted EPS	$5.38	$5.17	$6.80	$6.47